Exhibit 99.1

Biocept Reports Second Quarter 2022 Financial Results

•	Included first revenue from biopharma collaborator using CNSide™ in their therapeutics clinical trial

•	First site opened for patient enrollment in the FORESEE trial to generate evidence of CNSide’s clinical utility

•	Expanded the commercial availability of CNSide to metastatic melanoma

•	CNSide™ orders increased 14% over 1Q 2022 and 212% versus 2Q 2021

SAN DIEGO (November 10, 2022) – Biocept, Inc. (Nasdaq: BIOC), a leading provider of molecular diagnostic assays, products and services, reports financial results for the three and six months ended June 30, 2022 and provides a business update.

“Today we are reporting strong progress in positioning Biocept as a leader in neurological tumor diagnostics,” said Samuel D. Riccitelli, Biocept’s Chairman, and interim President and CEO. “During the second quarter, we reported the first revenue of $58,000 from a biopharma company using CNSide to support their therapeutics clinical trial. More recently, we opened enrollment in our FORESEE trial, the goal of which is to generate evidence of CNSide’s clinical utility in support of higher reimbursement and faster adoption into patient care guidelines. In October of 2022, we also expanded the commercial availability of CNSide to include metastatic melanoma, the third most common tumor type involved in central nervous system (CNS) metastasis with more than 60% of stage IV melanoma patients developing CNS metastasis. We look for diminishing but cash-flow positive revenue from RT-PCR COVID-19 testing services as demand continues to decline and we do not anticipate COVID-19 testing revenue beyond December 2022,” said Mr. Riccitelli.

Biocept expects to report financial results for the third quarter of 2022 in the coming weeks and to hold an investment community conference call at that time.

Second Quarter Financial Results

Net revenues for the second quarter of 2022 consisted of commercial test revenue of $10.6 million, which included $9.8 million in RT-PCR COVID-19 test revenue. Excluding a $1.1 million increase in reserves for aged accounts receivables in the second quarter of 2021 that reduced net revenues, revenues were $13.1 million and included $12.0 million in RT-PCR COVID-19 test revenue.

Biocept accessioned 77,779 commercial samples during the second quarter of 2022, compared with 104,061 commercial samples during the second quarter of 2021, with the decline due primarily to lower RT-PCR COVID-19 testing volume. The average value per commercial accession for the second quarter of 2022 was $135, up 17% from $115 for the second quarter of 2021, with the increase due to payor mix.

Cost of revenues for the second quarter of 2022 was $8.0 million, compared with $7.5 million for the prior-year period, with the increase related to off-site staffing resources related to our RT-PCT-COVID-19 testing business.

Research and development (R&D) expenses for the second quarter of 2022 were $1.7 million, compared with $1.1 million for the second quarter of 2021. The increase was primarily attributable to additional costs associated with preparing for the FORESEE trial, which opened enrollment during the third quarter of 2022. General and administrative (G&A) expenses for the second quarter of 2022 were $4.3 million, compared with $3.3 million for the second quarter of 2021, with the increase due primarily to legal fees and other costs associated with the sales commission settlement, as well as audit and accounting related fees. Sales and marketing expenses for the second quarter of 2022 were $1.7 million, compared with $1.9 million for the second quarter of 2021, with the decrease due primarily to a reduction in commissions expense.

Net loss attributable to common stockholders for the second quarter of 2022 was $5.3 million, or $0.31 per share on 16.9 million weighted-average shares outstanding. This compares with net loss attributable to common stockholders for the second quarter of 2021 of $1.8 million, or $0.14 per share on 13.5 million weighted-average shares outstanding.

Six Month Financial Results

Net revenues for the first six months of 2022 were $30.6 million, which included $28.4 million of RT-PCR COVID-19 test revenue, compared with net revenues for the first six months of 2021 of $29.8 million, which included $29.0 million of RT-PCR COVID-19 test revenue. Net revenues for the first six months of 2021 includes a $1.1 million increase in reserves for age accounts receivables, which reduced net revenues.

Operating expenses for the first six months of 2022 were $38.4 million, and included cost of revenues of $18.4 million, R&D expenses of $3.6 million, G&A expenses of $11.1 million and sales and marketing expenses of $5.3 million. Operating expenses for the first six months of 2021 were $28.9 million, and included cost of revenues of $16.5 million, R&D expenses of $2.2 million, G&A expenses of $6.4 million and sales and marketing expenses of $3.9 million.

Net loss attributable to common stockholders for the first six months of 2022 was $8.0 million, or $0.48 per share on 16.9 million weighted average shares outstanding. This compares with net income attributable to common stockholders for the first six months of 2021 of $772,000, or $0.06 per diluted share on 13.6 million weighted-average shares outstanding.

Biocept reported cash and cash equivalents as of June 30, 2022 of $22.9 million, compared with $28.9 million as of December 31, 2021.

The U.S. Health Resources and Services Administration (HRSA) informed providers that after March 22, 2022 it would stop accepting claims for COVID-19 testing and treatment for uninsured individuals and that claims submitted prior to that date would be subject to eligibility and availability of funds. HRSA’s procedure for recouping credits due from service providers had been to net these amounts against reimbursements for services provided. Given that no further payments are expected from HRSA, there is no longer a mechanism for recoupments. The Company has therefore recorded a $5.7 million liability for outstanding HRSA credits that were previously netted against accounts receivable.

About Biocept

Biocept, Inc. develops and commercializes molecular diagnostic assays that provide physicians with clinically actionable information for treating and monitoring patients diagnosed with a variety of cancers. For more information, visit www.biocept.com. Follow Biocept on Facebook, LinkedIn, Twitter, and Instagram.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like “will,” “expect,” “goal,” “objective,” “believe” or “intend” or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements regarding Biocept becoming a leader in neurological tumor diagnostics, our intention to generate evidence of CNSide’s clinical utility in support of higher reimbursement and faster adoption into patient care guidelines, our expectations regarding the lack of future RT-PCR COVID-19 testing revenue, and our expected timing for reporting third quarter financial results, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risks and uncertainties, including risks and uncertainties associated with the continually evolving COVID-19 pandemic; we may be unable to compete successfully with our competitors and increase or sustain our revenues; the results of clinical utility studies may not demonstrate that an assay provides clinically meaningful information and value or have the other benefits that we expect; Medicare and private payors may not provide coverage and reimbursement or may breach, rescind or modify their contracts or reimbursement policies or delay payments; risks related to our need for additional capital; and the risk that our products and services may not perform as expected. These and other factors are described in greater detail under the “Risk Factors” heading of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission (SEC) on May 23, 2022, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, being filed with the SEC today. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at http://www.sec.gov/.

Investor & Media Contact:

LHA Investor Relations

Jody Cain

Jcain@lhai.com, (310) 691-7100

Biocept, Inc.

Condensed Balance Sheets

(In thousands, except share and per share data)

	December 31, 2021	June 30, 2022
Assets		(unaudited)
Current assets:
Cash	$28,864	$22,928
Accounts receivable	13,786	17,376
Inventories, net	2,651	2,249
Prepaid expenses and other current assets	391	1,225

Total current assets	45,692	43,778
Fixed assets, net	2,401	2,699
Lease right-of-use assets - operating	9,026	8,758
Lease right-of-use assets - finance	2,842	2,411
Other non-current assets	456	496

Total assets	$60,417	$58,142

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,246	$4,830
Accrued liabilities	3,018	2,737
Current portion of lease liabilities - operating	426	469
Current portion of lease liabilities - finance	1,083	1,053
Supplier financing	—	524

Total current liabilities	11,773	9,613
Non-current portion of lease liabilities - operating	9,736	9,462
Non-current portion of lease liabilities - finance	1,428	957
Other non-current liability	—	5,654

Total liabilities	22,937	25,686
Shareholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; 2,106 shares issued and outstanding at December 31, 2021 and June 30, 2022, respectively.	—	—
Common stock, $0.0001 par value, 150,000,000 shares authorized; 16,849,805 shares and 16,922,868 shares issued and outstanding at December 31, 2021 and June 30, 2022, respectively.	2	2
Additional paid-in capital	303,829	306,825
Accumulated deficit	(266,351)	(274,371)

Total shareholders’ equity	37,480	32,456

Total liabilities and shareholders’ equity	$60,417	$58,142

Biocept, Inc.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2022	2021	2022
Net revenues	$12,047	$10,611	$29,803	$30,555
Costs and expenses:
Cost of revenues	7,462	8,023	16,468	18,358
Research and development expenses	1,137	1,729	2,179	3,579
General and administrative expenses	3,251	4,300	6,371	11,106
Sales and marketing expenses	1,945	1,656	3,868	5,316

Total costs and expenses	13,795	15,708	28,886	38,359

(Loss) income from operations	(1,748)	(5,097)	917	(7,804)
Other (expense):
Interest expense	(80)	(155)	(145)	(217)

Total other (expense):	(80)	(155)	(145)	(217)

(Loss) income before income taxes	(1,828)	(5,252)	772	(8,021)
Income tax expense	—	—	—	—
Net (loss) income and comprehensive (loss) income	(1,828)	(5,252)	772	(8,021)

Net (loss) income attributable to common shareholders	$(1,828)	$(5,252)	$772	$(8,021)

Weighted-average shares outstanding used in computing net (loss) income per share attributable to common shareholders:
Basic	13,462,329	16,906,314	13,431,340	16,876,841

Diluted	13,462,329	16,906,314	13,646,789	16,876,841

Net (loss) income per common share:
Basic	$(0.14)	$(0.31)	$0.06	$(0.48)

Diluted	$(0.14)	$(0.31)	$0.06	$(0.48)

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